CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260
ghudkins@langerinc.com

Kathleen P. Bloch
Vice President and
Chief Financial Officer
(212) 687-3260
kbloch@langerinc.com

FOR IMMEDIATE RELEASE

LANGER ANNOUNCES COMMON STOCK REPURCHASE PROGRAM

Deer Park, New York - December 6, 2007 - Langer, Inc. (NASDAQ:GAIT) today announced that its Board of Directors has authorized the purchase of up to $2,000,000 of its outstanding common stock, at such prices, and on such other terms and conditions, as the Chief Executive Officer of the Company may determine from time to time. Purchases may be made in the open market, in privately negotiated transactions, in block purchases, or by such other means as the Chief Executive Officer may determine from time to time. The Company is not obligated or otherwise committed to purchase any shares and will not necessarily invest the full authorized amount of $2,000,000 in the purchase of the Company's common stock. The actual number of shares to be purchased and the purchase prices to be paid by the Company will depend in part on market conditions. The Company may terminate the purchase of its Common Stock at any time in its discretion.

The Company's senior lender, Wachovia Bank, National Association, has currently waived, until March 31, 2008, the provisions of the credit facility that would otherwise preclude the Company from making purchases of its common stock, provided that the Company is not in default of the credit facility and provided that "Excess Availability" (as defined in the credit facility) is at least $3,000,000. At the present time, "Excess Availability" is approximately $5.9 million.

About Langer, Inc.

Langer, Inc., together with its wholly owned subsidiaries Silipos, Inc. and Regal Medical, Inc., is a provider of quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc. and Silipos, Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products primarily in North America to branded marketers of such products, specialty retailers, direct marketing companies, and companies that service various amenities markets. Langer is based in Deer Park, NY, and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, Montreal, Canada, and Stoke-on-Trent, England, and sales and marketing offices in Toronto, Canada; King of Prussia, PA; and New York, NY. You can learn more about us by visiting our website at www.langerinc.com.

Forward-looking Statements

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties, relating to both ongoing operations and acquisitions, are described in the Company’s filings with the Securities and Exchange Commission, including its 2006 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.